Exhibit 10.2

CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and General Release of All Claims (“Separation Agreement”) is made by and between Halozyme, Inc. (“Halozyme”) and James Shaffer (“Employee”) with respect to the following facts:
A.Employee is currently employed by Halozyme.
B.Employee’s employment with Halozyme will terminate effective March 31, 2014 (“Separation Date”). Halozyme wishes to reach an amicable separation with Employee and assist Employee’s transition to other employment.
C.The parties desire to settle all claims and issues that have, or could have been, raised in relation to Employee’s employment with Halozyme and arising out of or in any way related to the acts, transactions or occurrences between Employee and Halozyme to date, including, but not limited to, Employee’s employment with Halozyme or the termination of that employment, on the terms set forth below.
THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:
1.Severance Package. Halozyme agrees to provide Employee with the following payments and benefits (“Severance Package”) to which Employee is not otherwise entitled. Employee acknowledges and agrees that this Severance Package constitutes adequate legal consideration for the promises and representations made by him in this Separation Agreement.
1.1Severance Payment. Halozyme agrees to pay Employee the equivalent of twenty six (26) weeks’ base salary, or $190,669 (one hundred ninety thousand six hundred sixty nine dollars), less all appropriate federal and state income and employment taxes (“Severance Payment”). The Severance Payment will be made in a lump sum within 30 days after the Effective Date of this Separation Agreement.
1.2Continuation of Group Health Benefits. Halozyme agrees to pay the premiums required to continue Employee’s group health care coverage through September 30, 2014, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Employee elects to continue and remains eligible for these benefits under COBRA, and does not obtain health coverage through another employer during this period.
1.3    Consulting Agreement. Halozyme and Employee have entered into a Consulting Agreement with the same effective date as this Separation Agreement.
2.General Release.
2.1Employee unconditionally, irrevocably and absolutely releases and discharges Halozyme, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Halozyme, past and present, as well as Halozyme’s employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Halozyme, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Halozyme. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the California Labor Code or the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses. Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein. However, this general release is not intended to bar any claims that, by statute, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, and any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Separation Agreement.
2.2Employee acknowledges that he may discover facts or law different from, or in addition to, the facts or law that he knows or believes to be true with respect to the claims released in this Separation Agreement and agrees, nonetheless, that this Separation Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.
2.3Employee declares and represents that he intends this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Employee intends the release herein to be final and complete. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.
2.4    Halozyme, for itself and on behalf of the other Released Parties, unconditionally, irrevocably and absolutely releases and discharges Employee from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Halozyme, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Halozyme. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims. Halozyme, for itself and on behalf of the other Released Parties, expressly waives any right to recovery of any type, including damages, in any administrative or court action, whether state or federal, and whether brought by Halozyme, any other Released Party or on behalf of Halozyme or any other Released Party, related in any way to the matters released herein.
2.5    Halozyme, for itself and on behalf of the other Released Parties, acknowledges that it may discover facts or law different from, or in addition to, the facts or law that it knows or believes to be true with respect to the claims released in this Separation Agreement and agrees, nonetheless, that this Separation Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.
2.6    Halozyme, for itself and on behalf of the other Released Parties, declares and represents that it intends this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Halozyme, for itself and on behalf of the other Released Parties, intends the release herein to be final and complete. Halozyme, for itself and on behalf of the other Released Parties, executes this release with the full knowledge that this release covers all possible claims against Employee, to the fullest extent permitted by law.
3.California Civil Code Section 1542 Waiver. Employee expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
4.Representation Concerning Filing of Legal Actions. Employee represents that, as of the date of this Separation Agreement, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Halozyme or any of the other Released Parties in any court or with any governmental agency.
5.Nondisparagement.
5.1    Employee agrees that Employee will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Halozyme or any of the other Released Parties.
5.2    In connection with any press release or other public disclosure by Halozyme, including, without limitation, any Form 8-K or other filing with the U.S. Securities and Exchange Commission, regarding this Separation Agreement and/or the termination of Employee’s employment with Halozyme (“Disclosure”), Halozyme agrees to seek the input of Employee a reasonable time period prior to any such Disclosure, and to take into consideration, in good faith, any comments, revisions, changes and/or language Employee reasonably desires to include in such Disclosure.
6.No Solicitation. Employee agrees to comply with the continuing obligations regarding no solicitation set forth in the Employee Nondisclosure and Assignment Agreement previously executed by Employee.
7.Confidentiality and Return of Halozyme Property. Employee understands and agrees that as a condition of receiving the Severance Payment in Section 1, all company property must be returned to Halozyme on or before the Separation Date. By signing this Separation Agreement, Employee represents and warrants that Employee will have returned to Halozyme on or before the Separation Date, all Halozyme property, data and information belonging to Halozyme and agrees that Employee will not use or disclose to others any confidential or proprietary information of Halozyme or the Released Parties. Employee further agrees to comply with the continuing obligations regarding confidentiality set forth in the surviving provisions of the Employee Nondisclosure and Assignment Agreement previously executed by Employee. In addition, Employee agrees to keep the terms of this Separation Agreement confidential between Employee and Halozyme, except that Employee may tell Employee’s immediate family and attorney or accountant, if any, as needed, but in no event should Employee discuss this Separation Agreement or its terms with any current or prospective employee of Halozyme.
8.No Admissions. By entering into this Separation Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.
9.Older Workers’ Benefit Protection Act. This Separation Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Employee, by this Separation Agreement, is advised to consult with an attorney before executing this Separation Agreement.
9.1Acknowledgments/Time to Consider. Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Separation Agreement; (b) Employee has been advised in writing to consult with an attorney before executing this Separation Agreement; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; (d) Employee has been given twenty one (21) days to consider whether or not to enter into this Separation Agreement (although Employee may elect not to use the full 21‑day period at Employee’s option); and (e) by signing this Separation Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.
9.2Revocation/Effective Date. This Separation Agreement shall not become effective or enforceable until the eighth day after Employee signs this Separation Agreement. In other words, Employee may revoke Employee’s acceptance of this Separation Agreement within seven (7) days after the date Employee signs it. Employee's revocation must be in writing and received by Anita W. Matheson, Executive Director, Human Resources, by 5:00 p.m. Pacific Time on the seventh day in order to be effective. If Employee does not revoke acceptance within the seven (7) day period, Employee's acceptance of this Separation Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The Severance Package shall become due and payable in accordance with paragraph 1, provided this Separation Agreement has not been revoked.
9.3Preserved Rights of Employee. This Separation Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Separation Agreement. In addition, this Separation Agreement does not prohibit Employee from challenging the validity of this Separation Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.
10.Full Defense. This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.
11.Severability. In the event any provision of this Separation Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.
12.Applicable Law. The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.
13.Entire Agreement; Modification. This Separation Agreement, the Consulting Agreement and the surviving provisions of the Employee Nondisclosure and Assignment Agreement previously executed by Employee and herein incorporated by reference, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. This Separation Agreement may be amended only by a written instrument executed by all parties hereto.
14.Code Section 409A Compliance. If a payment obligation under this Separation Agreement arises on account of Employee’s separation from service while Employee is a “specified employee” (as defined under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and determined in good faith by the Halozyme), any payment of “deferred compensation” (as defined under Treasury regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury regulation sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Employee’s estate following his death. “Termination of employment,” or words of similar import, as used in this Separation Agreement means, for purposes of any payments under this Separation Agreement that are payments of deferred compensation subject to Code section 409A, Employee's “separation from service” as defined in Code section 409A.
THE PARTIES TO THIS SEPARATION AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.
Dated: ____3/31/2014___________        By:     /s/ James Shaffer__________________
James Shaffer
Halozyme, Inc.

Dated: ____3/31/2014___________        By:     /s/ Helen Torley____________________
Helen Torley, M.B. Ch. B., M.R.C.P.
President & Chief Executive Officer